Exhibit 6.8

OPTION TO LEASE

This Option to Lease (“Option Agreement”) is entered into by and between METZ PROPERTIES LLC, a California limited liability company (“Optionor”), and ZENLEAF, LLC, a California limited liability company (“Optionee”). Optionor and Optionee are sometimes referred to in this Option Agreement individually as “Party” or jointly as the “Parties.”

RECITALS

A. Optionor owns 52.54 acres of real property commonly known as APN: 122-100-47-00, located in the City of Oceanside, County of San Diego, State of California (the “Property”).

B. Optionor is willing to grant Optionee an exclusive right to use approximately 10.5 acres of the Property (the “Option Property”), provided, however, the exact location of the Option Property within the Property has not been determined, and the final configuration and location of the Option Property shall be determined by Optionor in its reasonable discretion, and based upon a location suitable for a conditional use permit from the City of Oceanside.

C. Optionee desires to acquire the exclusive right to lease the Option Property for open field farming including, but not limited to, the planting, growing and harvesting of agricultural crops, all on the terms and conditions set forth in the lease document attached hereto as Exhibit B (the “Lease Agreement”).

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Option to Lease. Optionor hereby grants to Optionee an exclusive option to lease the Option Property on the terms and conditions more particularly described in the Lease Agreement.

2. Term. The term of this Option Agreement (the “Option Term”) shall commence on __________, 20__ (the “Commencement Date”) and shall continue in full force and effect until the one (1) year anniversary of the date Optionee has obtained a conditional use permit for the designated use on the Option Property (the “Expiration Date”).

3. Obligations of Optionor

a. Restrictions. Except as expressly authorized pursuant to Section 3.a.i., below, Optionor will not, during the Option Term, discuss or negotiate with any other individual or entity regarding a license, easement, option, leasehold or any other right(s) respecting the use and/or control of the Option Property (or any portions thereof) for any purpose including, but not limited to, planting, harvesting and growing agricultural products thereon.

b. Cooperation with Optionee. Optionor shall fully cooperate with Optionee with regard to Optionee’s applying for and obtaining all permits, entitlements, licenses and authorizations from entities, agencies and departments with jurisdiction over the Property and the use thereof for planting, harvesting and growing agricultural products thereon.

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4. Optionee’s Rights of Investigation.

a. Investigations. At all times during the Option Term, Optionee shall have the exclusive right to (i) inspect and investigate the Option Property, including the performance of feasibility studies and the conduct of such additional analyses as Optionee deems necessary and appropriate concerning the Option Property and Optionee’s anticipated use thereof (the “Investigations”). Optionor shall fully cooperate with all Investigations conducted by Optionee.

b. Optionee’s Right of Entry. Beginning on the Commencement Date and at all times during the Option Term, Optionee and its representatives, employees, contractors and agents (collectively, the “Optionee Parties”) may enter upon the Property to inspect the Option Property and to engage in planning activities relative to the use of the Option Property; provided, however, that in connection with such entry, (i) Optionor shall not be responsible for any loss, including theft, damage or destruction to any work or material of Optionee, or any injury to Optionee or any of the Optionee Parties, (ii) if any inspection or test disturbs the Property, Optionee will restore the Property to the same condition as existed before the inspection or test, and (iii) Optionee shall indemnify, defend, protect and hold harmless Optionor from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including reasonable attorneys’ fees and court costs) arising from any such entry by or on behalf of Optionee.

5. Conditional Use Permit.

a. Description of Conditional Use Permit Approvals. Optionor and Optionee acknowledge that the Property is located within the jurisdictional boundaries of the City of Oceanside, and that Optionee’s proposed use of the Option Property for planting, harvesting and growing agricultural products will require the prior authorization and approval of the City of Oceanside, including a conditional use permit. Optionee, at its expense, shall be responsible for coordinating the preparation and submittal of the conditional use permit application, and Optionor shall reasonably cooperate with Optionee’s preparation and submittal.

b. Location of Option Property. The Option Property shall be located within the Property at a location that is reasonably acceptable to the City of Oceanside, as may be required in order to obtain the conditional use permit. Upon finalizing the conditional use permit, Optionor and Optionee shall prepare an exhibit depicting the location of the Option Property and the final acreage of the Option Property.

6. Exercise of Option. Optionee may exercise its option to lease the Option Property by delivering to Optionor the following on or before the Expiration Date:

a.	An approved conditional use permit from the City of Oceanside;

b.	A written notice stating that Optionee exercises the option; and

c.	A copy of the Lease Agreement executed by Optionee and dated as of the date of the option’s exercise by Optionee, together with a depiction of the location of the Option Property.

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7. Time of Essence. Time is of the essence in this Option Agreement. If the option is not exercised in the manner provided in Section 7, above, prior to the Expiration Date, Optionee shall have no interest whatever in the Property and the option may not be revived by any subsequent payment or further action by Optionee unless agreed upon by both Parties.

8. Notices. All notices, demands, requests, and exercises under this Option Agreement by either Party shall be hand-delivered, sent via facsimile, or sent by United States Mail registered or certified, postage prepaid, addressed to the other Party as follows:

Optionor:	Metz Properties LLC
c/o Karl Metz

Phone: (949)279-0071
Email:karl@dmcolorexpress.net

Optionee:	ZENLEAF, LLC
c/o Michael Boshart
7745 Arjons Dr
San Diego, CA 92126
Phone: (800)508-0793 Email: mike@zenleafca.com

Notices, demands, requests, and exercises served in this manner shall be considered sufficiently given or served for all purposes under this option at the time the notice, demand, or request is hand-delivered, sent via facsimile or when postmarked to the addresses shown.

These addresses may be changed by written notice to the other Party; provided, however, that no notice of a change of address shall be effective until actual receipt of this notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

9. Dispute; Attorneys Fees and Costs Recoverable by Prevailing Party. If any legal action or any other proceeding, including arbitration or action for declaratory relief, is brought for the enforcement of this Option Agreement, or to cause an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Option Agreement, the Prevailing Party (as defined below) shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. “Prevailing Party” shall include, without limitation, (i) a Party who dismisses an action in exchange for sums allegedly due; (ii) the Party that receives performance from the other Party of an alleged breach of covenant or a desired remedy where this is substantially equal to the relief sought in an action; or (iii) the Party determined to be the Prevailing Party by a court of competent jurisdiction.

10. Assignment. Optionee shall have the right, upon written notice to Optionor, to assign this Option Agreement and Optionee’s rights and obligations hereunder to (i) any firm or corporation which Optionee controls, is controlled by or is under common control with, (ii) any partnership or venture in which Optionee has a controlling interest; or (iii) any entity which succeeds to all or substantially all of Optionee’s assets whether by merger, sale or otherwise. Optionee shall not be obligated or otherwise required to obtain Optionor’s consent (written or otherwise) to any such assignment.

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11. Other Provisions.

a. Survival. The terms of this Option Agreement shall survive the execution of the Lease Agreement unless there is a contradiction between the Lease Agreement and this Option Agreement, in which event the Lease Agreement shall control.

b. Successors. This Option Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, executors, successors, and assignees of the Parties.

c. Waivers. No waiver of any breach of a provision in this Option Agreement shall be deemed a waiver of any other provision. No waiver shall be valid unless in writing and executed by the waiving Party.

d. Construction. Headings at the beginning of each section are solely for the convenience of the Parties and are not a part of and shall not be used to interpret this Option Agreement. The singular form shall include plural, and vice versa. This Option Agreement shall be construed as if both Parties have prepared it. Unless otherwise indicated, all references to sections are to this Option Agreement.

e. Further Assurances. Whenever requested to do so by the other Party, each Party shall execute, acknowledge, and deliver any further conveyances, agreements, confirmations, satisfactions, releases, powers of attorney, instruments of further assurance, approvals, consents, and any further instruments and documents as may be reasonably necessary, expedient or proper, in order to complete any transactions contemplated by this Option Agreement, and to do any other acts and to execute, acknowledge, and deliver any documents as so requested in order to carry out the intent and purpose of this Option Agreement.

f. No Third-Party Rights. Nothing in this Option Agreement, express or implied, is intended to confer upon any person, other than the Parties and their respective successors and assigns, any rights or remedies under this Option Agreement.

g. Integration. This Option Agreement contains the entire agreement between the Parties respecting the matter set forth, and expressly supersedes all previous or contemporaneous agreements, understandings, representations, or statements between the Parties respecting these matters.

h. Counterparts. This Option Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

i. Amendment. This Option Agreement may not be amended or altered except by an instrument in writing executed by the Parties.

j. Partial Invalidity. Any provision of this Option Agreement that is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality, or enforcement of this Option Agreement shall be of no effect, but all the remaining provisions of this Option Agreement shall remain in full effect.

k. Exhibits. All attached Exhibits are incorporated in this Option Agreement by this reference.

l. Authority of Parties. Each person executing this Option Agreement on behalf of a Party warrants that he or she has the authority to execute this Option Agreement on behalf of that Party.

m. Governing Law. The validity, meaning, and effect of this Option Agreement shall be determined in accordance with California law.

[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURES TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed this Option Agreement as of the day and year first written above.

“OPTIONOR”

METZ PROPERTIES LLC, a California limited
liability company

By:
Karl Metz, Manager

“OPTIONEE”
ZENLEAF, LLC a California limited liability company

By:
Michael Boshart, Manager

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EXHIBIT A

Description of the Property

[Insert Legal Description of the Property]

Exhibit A

EXHIBIT A-1

Depiction of the Property

Exhibit A-1

EXHIBIT B

LEASE AGREEEMENT

(See Attached)

Exhibit B

LEASE

This lease (“Lease”) is entered into on ___________, 20____, between METZ PROPERTIES LLC, a California limited liability company (“Landlord”) and ZENLEAF, LLC., a California limited liability company (“Tenant”) for the Leased Premises, described below, pursuant to the terms hereof.

1. The Leased Premises. Approximately ten and a half (10.5) acres (“Leased Premises”) of that certain real property consisting of approximately fifty-two and a half (52.54) acres and commonly known as APN: 122-100-47-00, located in the City of Oceanside, County of San Diego, State of California (the “Property”). Approximately forty-two (42) acres of the Property will be excluded as part of the Leased Premises and will remain under Landlord’s control (“Excluded Portion”). The Property and the Leased Premises are described and depicted on Exhibit A attached hereto.

2. Term of Lease.

2.1 Lease Term. The term of this Lease shall be for a period of seven (7) years commencing ___________, 20____ (“Commencement Date”) and ending on ___________, 20____ (“Termination Date”).

2.2 Possession and Entry. Tenant shall not be required to lease the entire Leased Property on the Commencement Date and may take possession of one (1) acre of the Leased Premises at a time and at any given time as agreed upon by the parties hereto. In the event Tenant elects to take possession of only a portion of the Leased Premises, Tenant will provide written notice to Landlord specifying which portion of the Leased Premises Tenant wishes to take possession of no less than seventy-five (75) days prior to Tenant taking such possession. The specific portion of leased acreage is subject to Landlord’s approval prior to Tenant’s ability to give notice. In the event Tenant elects to lease the entire Leased Premises, Tenant shall provide six (6) months’ notice to Landlord before taking possession of the Leased Premises for purposes of allowing Landlord sufficient time to vacate the Leased Premises. Notwithstanding the foregoing, Landlord agrees to make best efforts to vacate the land designated by Tenant as quickly as possible after receiving Tenant’s notice. The portion(s) of the Leased Premises subject to this Section is referred to herein as the “Leased Portion.”

2.3 Relocation fees. To the extent Landlord needs to relocate tangible property on the Leased Portion specified in Tenant’s notice(s),Tenant will reimburse Landlord’s relocation costs up to $5,000 per acre at the time when notice to vacate is given to Landlord.

3. Rent and Late Charges

3.1 Rent. Tenant agrees to pay to Landlord and Landlord agrees to accept as rent (“Rent”) for the use and possession of the Leased Portion the monthly rate of Five thousand dollars ($5,000) per acre being leased, payable monthly throughout the term of the Lease. The Rent shall be payable to Metz Properties LLC at PO Box 220, San Juan Capistrano, CA 92693, or such other place or places as may from time to time be specified by Landlord in a written notice served on Tenant in the manner prescribed in Section 17.2 (Notices) of this Lease.

3.2 First monthly payment. The first Rent payment will be due three (3) months after the date Landlord has completely vacated the Leased Portion specified in Tenant’s first notice to Landlord pursuant to Section 2.2, regardless of whether or not Tenant has taken possession of such Leased Portion. Rent for any Leased Portion shall not accrue until such time as Landlord shall have vacated such Leased Portion.

3.3 Annual rent increase. The annual increase will be set at 2.5%, starting May 1st 2021. Therefore, the following annual Rent will apply starting at the 1st of May of each consecutive year:

2021-$5,000/month per acre
2022-$5,125/month per acre
2023-$5,253.12/month per acre
2024-$5,384.44/month per acre
2025-$5,519.05/month per acre
2026-$5,657.02/month per acre
2027-$5,798.44/month per acre

3.4 Late Charges. If any installment of Rent or any other sum due from Tenant is not received by Landlord within ten (10) days after such amount is due then Tenant shall immediately pay to Landlord a late charge equal to five (5%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of the late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted under this Lease.

4. First Right of Refusal. Landlord agrees to give Tenant a first right of refusal to buy the Leased Premises in the event that Landlord decides to sell the Leased Premises, on the terms offered to any third party for a period of ninety (90) days after notice to Tenant of the terms of such offer.

5. Use of the Leased Portion. The Leased Portion shall, during the term of this Lease, be used solely for open field farming including, but not limited to, the planting, growing and harvesting of agricultural crops.

5.1 Waste, Nuisance and Unlawful Purpose. Tenant shall not commit or permit the commission by others of any waste on the Leased Premises at Tenant’s direction. Tenant shall not maintain, commit, or permit the maintenance or commission of any nuisance as defined in Section 3479 of the California Civil Code on the Leased Premises. Tenant shall not use or permit the use of the Leased Premises for any unlawful purpose under California law. Tenant shall, at Tenant’s sole cost and expense, comply with all California laws regarding the use of the Leased Premises, including without limitation, zoning restrictions, environmental regulations and permit requirements. Tenant hereby confirms that it is illegal under the Controlled Substances Act (U.S.C. Title 21, Section 811) to use, possess, grow and sell certain controlled substances, and Tenant shall indemnify and hold Landlord free and harmless from any and all claims, liability, loss, damage, or expense resulting from Tenant’s use of the Leased Premises if Tenant elects to use any portion of the Leased Premises for such purposes.

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5.2 Operations on the Leased Premises. All operations conducted on the Leased Premises shall be conducted by Tenant in accordance with the best course of husbandry practiced in the geographical vicinity of the Property. Should Tenant fail to take any action required by the best course of husbandry practiced in the geographical vicinity of the Property or should Tenant fail to conduct any operation undertaken by it on the Leased Premises in accordance with the best course of husbandry practiced in the geographical vicinity of the Property, Landlord may, after serving thirty (30) days written notice of such failure on Tenant and Tenant’s failure to correct the condition(s) described in the notice within such thirty (30) day period, in the manner prescribed in Section 17.2 (Notices) of this Lease, enter the Leased Premises and take such action as Landlord may deem necessary to protect its interest in this Lease and in the Leased Premises. Tenant agrees to reimburse Landlord on demand for the cost of any actions taken by Landlord pursuant to the provisions of this Section. In the event that Landlord has no notice of Tenant’s failure pursuant to this Section and takes no action or is unable to protect its interest in this Lease and in the Leased Premises pursuant to this Section, Tenant shall be liable to Landlord for losses caused by Tenant’s failure.

5.3 Conditional Use Permit. Tenant may obtain a conditional use permit on the Leased Premises required for the use, provided that Tenant shall first obtain Lessor’s prior written consent to do so, and further provided that in no event shall the potential conditional use permit interfere or otherwise constrain Landlord’s current or future primary use of the Excluded Portion.

6. Tenant Responsibilities

6.1 Payment of Utilities. Tenant shall pay all charges for furnishing of gas, electricity, water, telephone, and other public or private utilities to the Leased Portion including any tax or assessment imposed on the Leased Portion for the furnishing of any utilities thereto.

6.2 Maintenance. Tenant, at Tenant’s sole cost and expense, shall keep and maintain the Leased Portion, and all improvements on the Leased Portion, in good order and repair and in as safe and clean a condition as they were when received by Tenant from Landlord, reasonable wear and tear excepted. Landlord, at Landlord’s sole cost and expense, shall maintain the well(s) on the Property.

6.3 Erosion Control & Weed Abatement. Tenant shall, at Tenant’s sole cost and expense, be responsible for complying with all requirements for runoff, erosion control and weed abatement on the Leased Portion, and shall comply with runoff and erosion controls applicable to the Property as a whole.

6.4 Alterations and Tenant Improvements. Tenant shall not make or permit any other person to make any alterations to or improvements on the Leased Premises, without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion. Landlord agrees to provide the Tenant with the materials necessary for the Tenant to install main water lines for crop irrigation purposes.

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6.4.1 Compliance with Laws. Any alterations or improvements must be completed in compliance with all applicable California laws, including, without limitation, zoning restrictions and requirements for permits.

6.4.2 Restoration of Leased Portion. Tenant shall restore the Leased Portion to the same condition as before the alterations and approved improvements, prior to the Termination Date. Landlord acknowledges that Tenant is not required to remove any main water lines installed on the Property.

6.4.3 Fencing. Landlord, at Landlord’s sole cost and expense, shall fence the entire perimeter of the Leased Premises. Tenant, at Tenant’s sole cost and expense, shall maintain the perimeter fencing during the term of the Lese.

6.4.4 Payment and Liens. All improvements, additions, alterations, and major repairs shall be in accordance with applicable laws and at Tenant’s sole cost and expense, unless otherwise provided herein. Tenant will not at any time permit any mechanics’, laborers’, or materialmen’s liens to stand against the Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or Tenant’s agents, contractors, or subtenants, in connection with work of any character performed or claimed to have been performed on the Leased Premises by or at the direction or sufferance of Tenant. Tenant will indemnify and defend Landlord for all liens, claims, or damages caused by remodeling, improvements, additions, alterations, and major repairs at Tenant’s direction on the Leased Premises.

6.4.5 Notice of Non-Responsibility. Landlord shall have the right to post and maintain on the Leased Premises any notices that are required to protect Landlord and Landlord’s interest in the Leased Premises from any liens for work and labor performed or materials furnished in making the alterations; provided, however, that it shall be Tenant’s duty to keep the Property free and clear of all liens, claims, and demands for work performed, materials furnished, or operations conducted on the Leased Premises at the request of Tenant.

7. Acceptance By Tenant. Effective as of the date of the notice(s) given to Landlord pursuant to Section 2.2, Tenant accepts the Leased Portion, as well as the improvements thereon, in their present condition. Tenant agrees with, and represents to Landlord, that the Property has been inspected by Tenant and that it has been assured by means independent of Landlord or any agent of Landlord of the truth of all facts material to this Lease and the Leased Portion is being leased by Tenant as a result of his inspection and investigation and not as a result of any representation made by Landlord or any agent of Landlord.

8. Inspection By Landlord. Tenant shall permit Landlord or Landlord’s agents, representatives, or employees to enter the Leased Premises at all reasonable times for the purpose of inspecting the Leased Premises to determine whether Tenant is complying with the terms of this Lease and for the purpose of doing other lawful acts that may be necessary to protect Landlord’s interest in the Leased Premises under this Lease.

9. Insurance, Indemnity, Liability. The following provisions shall apply for the entire Term of the Lease and, upon Tenant’s early entry onto the Property as provided above.

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9.1 Increased Hazards. Tenant shall not commit or permit the commission of any acts on the Leased Premises nor use or permit the use of the Leased Premises in any manner that will increase the existing rates over the standard rate of insurance prevailing in the area of the Leased Premises or cause a cancellation of any insurance policy covering any part or all of the Leased Premises. Tenant shall, at Tenant’s sole cost and expense, comply with any and all requirements of Landlord’s insurance carriers necessary for the continued maintenance at reasonable rates of liability insurance on the Leased Premises.

9.2 No Liability of Landlord. Except as otherwise expressly set forth in this Lease, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the business or any loss of income therefrom or for damage to the property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Leased Premises, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents or contractors, whether such damage or injury is caused by fire, explosion, steam, electricity, gas, water or rain, or from the breakage, leakage or other defects of sprinklers, wires, appliances, plumbing, or from any other cause whether said damage or injury results from conditions arising upon the Leased Premises or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall in no event be liable for any consequential damages or loss of business or profits and Tenant hereby waives any and all claims for any such damages. All property of Tenant kept or stored on the Leased Premises shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers unless such loss or damage is caused directly and solely by Landlord.

9.3 Commercial General Liability Insurance. Tenant shall procure and maintain during the Term of this Lease, at Tenant’s sole cost and expense, a policy or policies of commercial general liability insurance on an “occurrence” basis against claims for personal injury liability, including, without limitation, bodily injury, death, or property damage liability with a limit of not less than Five Million Dollars ($5,000,000.00) to cover personal injury to any number of persons or of damage to property arising out of any one occurrence for Tenant’s activities on the Leased Premises. This liability insurance shall be primary and not contributing to any insurance carried by Landlord, and Landlord’s insurance, if any, shall be in excess of this insurance. Landlord shall be named as additional insured on such policy.

9.4 Insurance Certificate. Tenant shall furnish to Landlord, upon execution of this Lease, a certificate of insurance and required endorsement issued by the insurance carrier of the policy of insurance carried hereunder. The certificate shall expressly provide that such policy shall not be cancelled or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days’ prior written notice to Landlord.

9.5 Workmen’s Compensation. At all times during the Term and any extensions or renewals, Tenant agrees to keep and maintain, or cause Tenant’s agents, contractors, or subcontractors to keep and maintain, workmen’s compensation insurance and other forms of insurance as may from time to time be required by law or may otherwise be necessary to protect Landlord and the Leased Premises from claims of any person who may at any time work on the Leased Premises, whether as a servant, agent, or employee of Tenant or otherwise. This insurance shall be maintained at the expense of Tenant or Tenant’s agents, contractors, or subcontractors and not at the expense of Landlord.

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9.6 Subrogation. Any insurance carried by either party with respect to the Leased Premises or occurrences related to its use shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent these rights have been waived by the insured under the provisions of this Lease. Each party, notwithstanding any provisions of this Lease to the contrary, waives any right of recovery against the other for injury or loss due to hazards covered by insurance to the extent of the insurance coverage so provided.

10. Hold Harmless and Indemnification. Tenant agrees to indemnify and hold Landlord and the property of Landlord, including the Property and the Leased Premises, free and harmless from any and all claims, liability, loss, damage, or expense resulting from Tenant’s occupation and use, the conduct of Tenant’s business or any activity, work done, permitted or suffered by Tenant in or about the Leased Premises, including the use by Tenant’s employees, family, agents, and invitees, of the Leased Premises, including all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, and specifically including without limitations any claim, liability, loss or damage arising:

10.1 By reason of the injury to person or property, from whatever cause, while in or on the Leased Premises or in any way connected with the Leased Premises or with the improvements or personal property in or on the Leased Premises including any liability for injury to the person or personal property of Tenant, its agents, officers, or employees;

10.2 By reason of any work performed on the Leased Premises or materials furnished to the Leased Premises at the instance or request of Tenant, its agents or employees;

10.3 By reason of any violation of city, county, state, federal or other governmental regulations, laws, orders, or rules;

10.4 By reason of Tenant’s failure to perform any provision of this Lease or to comply with any requirement imposed on it or on the Leased Premises by any duly authorized governmental agency or political subdivision; or

10.5 Because of Tenant’s failure or inability to pay as they become due any obligations incurred by it in the agricultural or other operations to be conducted by it on the Leased Premises.

Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon or about the Leased Premises arising from any cause after Tenant has taken possession of the Leased Premises or any applicable portion thereof; and Tenant hereby waives all claims in respect thereof against Landlord.

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11. Subleasing and Assigning. Tenant shall not encumber, assign, or otherwise transfer this Lease, any right or interest in this Lease, or any right or interest in the Leased Premises or the Property or any of the improvements that may now or hereafter be constructed or installed on the Leased Premises, without the prior written consent of Landlord. Neither shall Tenant sublet the Leased Premises or any part thereof or allow any other persons, other than Tenant’s agents, family, and employees, to occupy or use the Leased Premises or any part thereof without the prior written consent of Landlord. A consent by Landlord to one assignment, subletting, occupation or use by another person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Any encumbrance, assignment, transfer, or subletting without the prior written consent of Landlord, whether it be voluntary or involuntary, by operation of law or otherwise, is void and shall, at the option of Landlord, terminate this Lease. The consent of Landlord to any such assignment of Tenant’s interest in this Lease or the subletting by Tenant of the Leased Premises shall not unreasonably be withheld,

12. Condemnation. If, during the Term or any renewal or extension, the whole of the Leased Premises shall be taken pursuant to any condemnation proceeding, this Lease shall terminate as of 12:01 a.m. of the date that actual physical possession of the Leased Premises is taken, and after that, both Landlord and Tenant shall be released from all obligations under this Lease. If only a portion of the Leased Premises is subject to condemnation proceedings, the parties hereto agree to renegotiate the terms of this Lease in good faith.

13. Abandonment By Tenant. Should Tenant breach this Lease and abandon the Leased Premises prior to the natural termination of the term of this Lease, Landlord may:

13.1 Continue this Lease in effect by not terminating Tenant’s right to possession of the Leased Premises, in which event Landlord shall be entitled to enforce all his rights and remedies under this Lease including the right to recover the rent specified in this Lease as it becomes due under this Lease; or

13.2 Terminate this Lease and recover from Tenant:

13.2.1 The worth at the time of award of the unpaid rent which had been earned at the time of termination of the Lease;

13.2.2 The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination of the Lease until the time of award exceeds the amount of rental loss that Tenant proves could have been reasonably avoided;

13.2.3 The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided; and

13.2.4 Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease.

14. Default.

14.1 Tenant’s Default. The occurrence of any of the following shall constitute a default by Tenant:

14.1.1 Failure to pay rent or other sums when due;

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14.1.2 Abandonment and vacation of the entire Leased Premises (failure to occupy and operate the Leased Premises for one hundred twenty (120) consecutive days shall be deemed an abandonment and vacation);

14.1.3 Failure to perform any other provision of this Lease (a non-monetary default) if the failure to perform is not cured within thirty (30) days after notice has been given to Tenant. If the default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default of this lease if Tenant commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default.

Notices given under this Section shall specify the alleged default and the applicable Lease provisions, and shall demand that Tenant perform the provisions of this Lease or pay the rent that is in arrears, as the case may be, within the applicable period of time, or quit the Leased Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice. The purpose of the notice requirements set forth in this Section is to extend the notice requirements of the unlawful detainer statutes of California.

14.1.4 No interest of Tenant in this Lease shall be assignable by operation of law (including, without limitation, the transfer of this Lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment and a default hereunder:

14.1.4.1 if Tenant is or becomes bankrupt or insolvent or is unable to pay Tenant’s debts as they become due, makes an assignment for the benefit of creditors, or institutes a proceeding under the Bankruptcy Act in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors;

14.1.4.2 If a writ of attachment or execution is levied on this Lease;

14.1.4.3 If, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Leased Premises.

An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

14.2 Landlord’s Remedies. Landlord shall have the remedies set forth in Sections 14.2.1 through 14.2.5 if Tenant commits a default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

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14.2.1 Tenant’s Right to Possession Not Terminated. Landlord can continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect rent when due. During the period Tenant is in default, Landlord can enter the Leased Premises and relet it, or any part of it, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Leased Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Leased Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent due under this lease on the dates the rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this Section shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. After Tenant’s default and for as long as Landlord does not terminate Tenant’s right to possession of the Leased Premises, if Tenant obtains Landlord’s consent Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability. Landlord’s consent to a proposed assignment or subletting shall not be unreasonably withheld.

If Landlord elects to relet the Leased Premises as provided in this Section, rent that Landlord receives from reletting shall be applied to the payment of:

14.2.1.1 First, any indebtedness of Tenant to Landlord other than rent due from Tenant;

14.2.1.2 Second, all costs, including for maintenance, incurred by Landlord in reletting;

14.2.1.3 Third, rent due and unpaid under this Lease. After deducting the payments referred to in this Section, any sum remaining from the rent Landlord receives from reletting shall be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord. If, on the date rent is due under this Lease, the rent received from the resetting is less than the rent due on that date, Tenant shall pay to Landlord, in addition to the remaining rent due, all costs, including for maintenance, Landlord incurred in reletting that remain after applying the rent received from the reletting as provided in this Section.

14.2.2 Termination of Tenant’s Right to Possession. Landlord can terminate Tenant’s right to possession of the Leased Premises at any time. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Leased Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord has the right to recover from Tenant:

14.2.2.1 The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease;

14.2.2.2 The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided;

14.2.2.3 The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and

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14.2.2.4 Any other amount, and court costs, necessary to compensate Landlord or all detriment proximately caused by Tenant’s default.

“The worth, at the time of the award”, as used above in Sections 14.2.2.1 and 14.2.2.2, is to be computed by allowing interest at the maximum rate an individual is permitted by law to charge. “The worth, at the time of the award”, as referred to above in Section 14.2.2.3, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

14.2.3 Landlord’s Right to Cure Tenant’s Default. Landlord, at any time after Tenant commits a default, can cure the default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s default, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the maximum rate an individual is permitted by law to charge from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be additional rent.

14.2.4 Attorneys’ Fees. Tenant shall reimburse Landlord for all attorneys’ fees incurred due to Tenant’s default, whether or not a lawsuit is filed.

14.2.5 Involuntary Assignment. No interest of Tenant in this lease shall be assignable by operation of law (including, without limitation, the transfer of this lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment:

14.2.5.1 If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes a proceeding under the Bankruptcy Act in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors;

14.2.5.2 If a writ of attachment or execution is levied on this Lease;

14.2.5.3 If, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Leased Premises.

An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this lease, in which case this lease shall not be treated as an asset of Tenant.

14.3 Immediate Termination. In the event any governmental or law enforcement agency, whether federal or state, takes any enforcement action against Landlord or Tenant relating to or arising out of Tenant’s use of the Leased Premises for its intended use or otherwise relating to cannabis laws or other laws related to drugs or narcotics, then (notwithstanding any license of any former breach of this Lease or waiver of the benefit hereof or consent in any former instance) in any such case Landlord may lawfully, immediately and at any time thereafter, and without further notice or demand, and without prejudice to any other remedies, enter into and upon the Leased Premises or any part thereof, in the name of the whole, or mail a notice of termination addressed to Tenant at the Leased Premises, and upon such entry or mailing this Lease shall immediately terminate, and all of Tenant’s rights hereunder shall cease and terminate.

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15. Ownership of Improvements and Personal Property. All installations, alterations, additions, betterments and improvements upon the Leased Premises, made by any party, including, without limitation, all irrigation, pipes, ducts, conduits, wiring, sheds, buildings and the like shall become the property of Landlord when installed and shall remain upon and be surrendered with the Leased Premises as a part thereof at the expiration or sooner termination of the Lease. Tenant hereby grants to Landlord a security interest in Tenant’s movable trade fixtures, inventory and other personal property as security for Tenant’s obligations under this Lease. Any personal property of Tenant which shall remain on the Leased Premises after the termination of this Lease and the removal of Tenant from the Leased Premises, may, at the option of Landlord, be deemed to have been abandoned by Tenant and either be retained by Landlord as its property or be disposed of, in such manner as Landlord sees fit, at Tenant’s expense.

16. Hazardous Materials.

16.1 Definition. For purposes of this Lease, the term “Hazardous Materials” includes (i) any “hazardous materials” as defined in Section 25501(o) of the California Health and Safety Code unless Tenant establishes, to the satisfaction of Landlord, that because of the quantity, concentration, or physical or chemical characteristics, such substance or matter does not pose a significant present or potential hazard human health and safety or the environment, (ii) any other substance or matter which results in liability to any person or entity from exposure to such substance or matter under any statutory or common law theory and (iii) any substance or matter which is in excess of relevant and appropriate levels set forth in any federal, state or local law or regulation pertaining to any hazardous or toxic substance, material or waste or for which any federal, state or local agency orders or otherwise requires removal, treatment or remediation.

16.2 Use. Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released into the environment or disposed of on, under, from or about the Leased Premises (which, for purposes hereof, shall include, but is not limited to, subsurface soil and ground water) by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant may use small quantities of Hazardous Materials as are necessary or useful to Tenant’s business and will be generated, stored, used and disposed of in a manner that complies with all applicable laws regulating such Hazardous Materials and with good business practices, and provided Tenant sends to Landlord a list of such Hazardous Materials on an annual basis upon Landlord’s written request. Without limiting any other rights or remedies of Landlord under this Lease, Tenant shall pay the cost of any clean-up work performed on, under or about the Premises as required by this Lease or any applicable laws in connection with the removal, disposal, neutralization or other treatment of such Hazardous Materials caused or permitted by Tenant, its agents, employees, contractors or invitees.

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16.3 Incident Reporting/Inspection. In the event of a release of any Hazardous Materials on the Leased Premises, Property, or to the environment caused by Tenant, Tenant shall promptly provide Landlord with copies of all reports and correspondence with or from all governmental agencies, authorities or any other persons relating to such release. Landlord and Landlord’s agents shall have the right, but not the obligation, to inspect, investigate, sample and/or monitor the Premises, including any soil, water, groundwater or other sampling and any other testing, digging, drilling or analyses, at any time to determine whether Tenant is complying with the terms of this Lease in regards to Hazardous Materials and, in connection therewith, Tenant shall provide Landlord with full access to all relevant records and personnel.

16.4 Legal Actions. Landlord, at Tenant’s sole cost and expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims or causes of action arising out of the storage, generation, use or disposal by Tenant, its agents, employees, contractors or invitees, of Hazardous Materials on, under, from or about the Leased Premises. If the presence of any Hazardous Materials on, under or about the Leased Premises caused or permitted by Tenant, its agents, employees, contractors or invitees, could result or results in (i) injury to any person, (ii) injury to or contamination of the Leased Premises or (iii) injury to or contamination of any real or personal property wherever situated, Tenant, at its sole cost and expense, shall promptly take all actions necessary to return the Leased Premises to the condition existing prior to the introduction of such Hazardous Materials to the Leased Premises and to remedy or repair any such injury or contamination. Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, take any remedial action in response to the presence of any Hazardous Materials on, under or about the Leased Premises, or enter into any settlement agreement, consent decree or other compromise with any governmental agency with respect to any Hazardous Materials claims without Landlord’s prior written consent; provided, however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Leased Premises (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action.

16.5 Indemnification. To the fullest extent permitted by law, Tenant shall indemnify, hold harmless, protect and defend (with attorneys acceptable to Landlord) Landlord and Landlord’s agents, and any successors to all or any portion of Landlord’s interest in the Leased Premises and their directors, officers, partners, employees, authorized agents, representatives, affiliates and mortgagees, from and against any and all liabilities, losses, damages, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including, but not limited to, reasonable attorneys’ fees, disbursements and court cost and all other professional or consultant’s expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the presence, use, generation, storage, treatment, on or off-site disposal or transportation of Hazardous Materials on, into, from, under or about the Leased Premises by Tenant, its agents, employees, contractors, licensees or invitees, and specifically including the cost of any required or necessary repair, restoration, clean-up (including, but not limited to, the costs of investigation and removal of Hazardous Materials) or detoxification of the Leased Premises and the preparation of any closure or other required plans, whether or not such action is required or necessary during the Term or after the expiration of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Leased Premises nor the strict compliance by Tenant with any applicable laws shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto. Notwithstanding any other provision of this Lease, Tenant’s obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

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17. Miscellaneous Provisions.

17.1 Attorneys’ Fees. If any party hereto requires the services of an attorney or becomes involved in any action (which term shall include but not be limited to: arbitration and litigation) to secure the performance of this Lease, or otherwise due to the breach or default of another party to this Lease, the Prevailing Party, as that term is hereinafter defined shall be entitled to its attorneys’ fees and costs, including expert witness fees, whether or not suit is filed. The parties agree that the party who recovers expenses shall recover the full amount of all such expenses incurred in good faith. The attorneys’ fees awarded shall not be computed in accordance with any court fee schedule but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. The term “Prevailing Party” shall include without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment or the abandonment by the other Party of its claim or defense.

17.2 Notices. Any notice required or permitted to be given under this Lease shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent overnight delivery by an overnight air courier service, or personally delivered to the receiving party or a representative of the receiving party, or sent by facsimile (provided that an identical notice is also sent within twenty-four (24) hours, by first class U.S. Mail, overnight delivery, or personal delivery as otherwise provided in this paragraph). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address as set forth below. Any communication so addressed and mailed shall be deemed to be given: (i) on the third business day after deposit in the United States Mail, or (ii) on the first business day after deposit with overnight air courier services, or (iii) upon personal delivery, or (iv) upon electronic confirmation of complete receipt of facsimile if during normal business hours, or on the next business day if not confirmed during normal business hours. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Landlord:	Metz Properties LLC
c/o Karl Metz
Phone: (949)279-0071
Email:karl@dmcolorexpress.net

Tenant:	ZENLEAF, LLC
c/o Michael Boshart
7745 Arjons Dr
San Diego, CA 92126
Phone: (800)508-0793
Email: mike@zenleafca.com

17.3 Time of Essence. Time is of the essence to this Lease.

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17.4 Additional Rent. Any monetary obligation of Tenant to Landlord under the terms of this Lease shall be deemed to be rent.

17.5 Entire Agreement. No oral agreement exists between the parties hereto affecting this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties, their employees and agents, and none thereof shall be used to interpret or construe this Lease. This Lease is and shall be considered to be the only agreement between the parties, their employees and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties and all reliance with respect to such representation is solely based upon the representations and agreement contained in this Lease.

17.6 Amendments. All alterations, modifications, clarifications and amendments to this Lease shall be in writing and signed by both parties.

17.7 Severability. If any provision of this Lease, or the application of it to any party or circumstances, is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and the document shall be construed as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom, and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

17.8 Waiver. No delay or omission in the exercise of any right or remedy of Landlord on any default by Tenant shall impair such right or remedy or be construed as a waiver. No act or conduct of Landlord shall constitute an acceptance of the surrender of the Leased Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute an acceptance of the surrender of the Leased Premises and accomplish a termination of the Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.

17.9 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

17.10 Covenants and Conditions. Each provision of this Lease to be performed by Tenant shall be deemed both a covenant and a condition.

17.11 Limitation of Liability. The obligations of Landlord under this Lease are not personal obligations of the individual partners, directors, officers, shareholders, agents or employees of Landlord; and Tenant shall look solely to the Leased Premises for satisfaction of any liability and shall not look to other assets of Lessor nor seek recourse against the assets of the individual partners, directors, officers, shareholders, agents or employees of Landlord. Whenever Landlord transfers its interest, Landlord shall be automatically released from further performance under this Lease and from all further liabilities and expenses hereunder and the transferee of Landlord’s interest shall assume all liabilities and obligations of Landlord hereunder from the date of such transfer.

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17.12 Governing Law. This Lease shall be governed by the laws of the State of California.

17.13 Heirs, Successors and Assigns. Subject to the provisions restricting assignment or subletting by Tenant, or other provisions of this Lease, this Lease shall be binding on the parties, their respective heirs, personal representatives, successors and assigns.

17.14 Relationship of Parties. The relationship of the parties to this Lease shall be solely that of Landlord and Tenant and nothing herein contained shall be construed to create a contractor-subcontractor, employer-employee, principal-agent, or any other relationship.

17.15 Construction. As used in this Lease, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context so indicates. This Lease shall be construed in accordance with its fair meaning, the captions being for the convenience of the parties only and not intended to describe or define the provisions in the portions of the Lease to which they pertain. The terms of this Lease have been freely negotiated by the parties and this Lease shall not be construed against the drafter.

17.16 Counterparts. The parties may execute this Lease in two or more counterparts, which shall, in the aggregate, be signed by all the parties; each counterpart shall be deemed an original instrument as against any party who has signed it.

17.17 Authority. Each individual executing this Agreement on behalf of an entity, represents and warrants that he/she is duly authorized to execute and deliver this Agreement and that this Agreement is binding upon the entity for which he/she signed in accordance with its terms.IN WITNESS WHEREOF, the parties hereto have executed this Lease effective as of the date first written above.

[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Lease effective as of the date first written above.

LANDLORD:

METZ PROPERTIES LLC, a California limited liability company

By:
Karl Metz, Manager

TENANT:

ZENLEAF, LLC a California limited liability company

By:
Michael Boshart, Manager

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Exhibit “A”

[Legal Description of the Property Attached]

Depiction of the Leased Premises

(Attached)